CERTIFICATE OF AMENDMENT
                             OF THE
                   CERTIFICATE OF DESIGNATION
                               OF
                            XCL LTD.
    (Pursuant to Section 242 of the General Corporation Law)
                ________________________________

      THE  UNDERSIGNED, David A. Melman and Lisha C. Falk,  being

the   duly   elected  Executive  Vice  President  and   Assistant

Secretary, respectively of XCL Ltd., a Delaware corporation  (the

"Company"),  for  the  purposes of amending  the  Certificate  of

Incorporation pursuant to Section 242 of the General  Corporation

Law of the State of Delaware, DO HEREBY CERTIFY THAT:

      FIRST:    On  December 29, 1995, the Board of Directors  of

said  Company duly adopted resolutions proposing an amendment  to

Paragraphs  1  and  3  of the terms of the  Company's  Series  A,

Cumulative Convertible Preferred Stock, par value $1.00 per share

(the "Series A Preferred Stock"), as such terms are set forth  in that  Certificate  of Designation of Series  A  Preferred  Stock,

filed  on  July 6, 1990 with the Secretary of the  State  of  the

State  of  Delaware  pursuant  to  Section  151  of  the  General

Corporation  Law  of the State of Delaware (the  "Certificate  of

Designation"),   declaring  such  amendment's  advisability   and

proposing  the  solicitation  of  the  written  consent  to   the

amendment  to the holders of the Series A Preferred  Stock.   The

proposed  amendment  (the  "Amendment")  as  summarized  in  said resolutions  and  submitted in summary form to such  stockholders for approval is as follows:


     1. Paragraph 1 of the Certificate of Designation is hereby amended to read as follows:

          "The shares of this series of Preferred Stock shall be designated as Series A, Cumulative Convertible Preferred Stock, par value of $1.00 per share ("Preferred Stock"), and the number of shares constituting such series shall be 850,000."

     2. Paragraph 3 of the Certificate of Designation is hereby amended to add thereto a new sub-paragraph (b) to read in its entirety as follows:

          "(b)   The  Company  may,  at is  option  exercised  by
          written notice to the holders of the Preferred Stock given at least ten (10) Business Days prior to the semi-annual date on which dividends are due to be paid (a "Dividend Payment Date"), elect to pay any dividend due and payable hereunder, in kind in additional shares of Preferred Stock in lieu of a dividend payment in cash (such shares being hereinafter referred to as "Dividend
          Stock").   The  amount  of  shares  of  Dividend  Stock
          issuable to each holder of Preferred Stock pursuant to this sub-paragraph 3(b) on each such Dividend Payment date shall be calculated by dividing the amount of the dividend by the average of the closing mid-market price derived from the London Stock Exchange Daily Official List for the 20 trading days ending on the record date for such future semi-annual dividend payments (the "Trading Period") for each share of Preferred Stock registered in the name of each such holder of the Preferred Stock on the record date for the payment of the dividend. In the event that the Preferred Stock is not then listed on the Stock Exchange, the price used in calculating the number of shares of Dividend Stock to be so issued in respect of such dividend (the "Market Price") will be the average of the closing prices for the Trading Period as reported on the principal US securities exchange on which the Preferred Stock is then listed, or if not so listed on any such exchange, then the average of the closing prices for
          the   Trading  Period  as  reported  in  the   National
          Association of Securities Dealers' Automated Quotation ("NASDAQ") National Market System ("NMS") or, if not so listed in the NMS, then the average of the closing bid and asked prices for the Trading Period as reported in NASDAQ, or, if not so quoted in NASDAQ, the average of the reported closing bid and asked prices on each trading day during the Trading Period as reported in
          the  "pink  sheets"  published by   National  Quotation
          Bureau, Inc. or its successor, or, if not so quoted in the "pink sheets," the average of the closing bid and asked prices for each such trading day during the Trading Period as furnished by any brokerage firm regularly making a market in the Preferred Stock selected for such purpose by the Board of Directors. Where appropriate, such Market Price shall be converted into pounds sterling at the then spot market exchange rate of US dollars into pounds sterling as quoted by the Chase Manhattan Bank or any successor bank thereto on the date of determination. If a quotation of such exchange rate is not available, the exchange rate of US dollars into pounds sterling as quoted in the Wall Street Journal on the date of determination shall be
          taken  to  be the exchange rate for these purposes.   A
          "trading day" shall mean a day on which the relevant securities exchange on which the Preferred Stock is listed or admitted to trading is open for business or, if the Preferred Stock is not so listed or admitted to
          trading,   a  Business  Day.   Fractional   shares   of
          Preferred Stock arising in respect of the payment of any dividend in shares of Dividend Stock shall not be issued to the holders of Preferred Stock, otherwise
          entitled   thereto,   but  such  fractions   shall   be
          aggregated and the Company shall have the right to elect either (i) to purchase such fractions from such holders based upon the Market Price per share used to determine the number of shares of Dividend Stock to be
          issued   to  holders  or  (ii)  to  arrange   for   the
          disposition of such fractional shares by those entitled thereto, and distributing the proceeds of such purchase or sale pro rata among such holders entitled thereto, unless, in respect of any holding of the relevant shares of Preferred Stock the aggregate amount to be distributed would be less than 2.50 pounds sterling (U.K.) in which case such amount shall not be distri-buted but shall be retained for the benefit of the Company. For the purpose of implementing the provisions of this subparagraph (b), the Board of Directors may appoint an individual, corporation, firm or other business entity to make all arrangements which appear to the Board necessary or appropriate for the settle-ment, purchase or disposal of fractional entitlements. Nothing in this sub-paragraph (b) shall require the Company to adjust the conversion rate of the Preferred Stock in respect of any payment of a dividend with shares of Dividend Stock or to register the Preferred Stock or any shares of Dividend Stock under the U.S. Securities Act of 1933, as amended, or the U.S. Securi-ties Exchange Act of 1934, as amended."

     3.     The remaining sub-paragraphs 3(b), 3(c) and 3(d) are,
          accordingly,   redesignated  3(c),   3(d)   and   3(e),
          respectively.

     3.      The  remaining terms and provisions of the Series  A
          Preferred Stock shall remain in full force and effect.

      SECOND:     In lieu of a meeting and vote of holders of the

Series  A  Preferred Stock, the holders of record on  the  record date, December 29, 1995, of an aggregate of 485,662 shares of the

Series  A  Preferred  Stock, and exceeding  the  two-thirds  vote required  to  approve  the Amendment, representing  approximately

81.05% of the issued and outstanding shares of Series A Preferred

Stock, gave their written consent to said Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and the provisions of Paragraph 9 of the

Certificate  of  Designation, which written  consents  have  been filed with the Company as required under said Section 228.

      THIRD:   The remaining terms and provisions of the Series A

Preferred   Stock  remain  in  full  force  and  effect   without

amendment.

      FOURTH:    Written notice of the approval of the  Amendment

has  been  given to holders of the Series A Preferred  Stock  who have not so consented in writing.

      IN  WITNESS  WHEREOF, the said Corporation has caused  this

Certificate  of  Amendment  to be  signed  and  attested  by  its officers thereunto duly authorized and its corporate seal  to  be affixed this 11th day of April, 1996.

                                   /s/ David A. Melman

                                   _____________________________
                                        David A. Melman
                                        Executive Vice President

ATTEST:

/s/ Lisha C. Falk
_______________________________
Lisha C. Falk
Assistant Secretary

STATE OF LOUISIANA          )
                         :ss:
PARISH OF LAFAYETTE          )


           BE IT REMEMBERED that on this 11th day of April, 1996, personally came before me, a Notary Public in and for the State and Parish aforesaid, David A. Melman and Lisha C. Falk, the Executive Vice President and the Assistant Secretary, respectively, of XCL Ltd., the corporation described in the foregoing instrument and known to me personally to be such, and acknowledged the said instrument to be their own act and deed ad the act and deed of said corporation; that the signatures are in their own handwriting , and that the facts stated in said instrument are true.

                                   /s/ Suzanne Marse Bourque

                                 ________________________________
                                        Notary Public

                               My  commission  expires:  At Death